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EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


Earnings per common share were computed as follows:


                                                   THIRTEEN WEEKS ENDED
                                                  -----------------------
In thousands, except share and per share amounts   APRIL 29,      MAY 4,
                                                     1995         1996
                                                  -----------  -----------
Net income (loss). . . . . . . . . . . . . . . .  $   (5,381)  $   (4,400)
Less:  Dividends on Preferred Stock and
       accretion on conversion of Preferred
       Stock . . . . . . . . . . . . . . . . . .      10,717          -
                                                  -----------  -----------
Net income (loss) applicable to common
  shares . . . . . . . . . . . . . . . . . . . .  $  (16,098)  $   (4,400)
                                                  -----------  -----------
                                                  -----------  -----------
Weighted average shares:
    Weighted average shares -  Common (1). . . .   3,625,510    7,413,232
    Common stock equivalent pursuant  to
     APB 15 (2). . . . . . . . . . . . . . . . .      66,987       61,246
                                                  -----------  -----------
Total weighted average shares. . . . . . . . . .   3,692,497    7,474,478
                                                  -----------  -----------
                                                  -----------  -----------
Net income (loss) per share applicable to
  common shares. . . . . . . . . . . . . . . . .  $    (4.36)  $    (0.59)
                                                  -----------  -----------
                                                  -----------  -----------

(1) The weighted average shares outstanding are based on the number of shares of Common Stock issued and outstanding. The weighted average shares outstanding for 1995 are based on the number of shares of Common Stock issued and outstanding after reflecting the stock split discussed in
     Note 5 - Initial Public Offering and Related Transactions, as if such split occurred on January 29, 1995.
(2) In accordance with APB 15, the common stock equivalents were calculated by applying the treasury stock method, and limiting the number of shares of Common Stock obtainable upon exercise of outstanding options and warrants in the aggregate to 20% of the number of shares outstanding at the end of the period for which the computation is being made.